SCHEDULE 14A INFORMATION
                    Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934

Filed by the Registrant |X|
Filed by a Party other than the Registrant | |

Check the appropriate box:

| |  Preliminary Proxy Statement
| | Confidential, for Use of Commission Only (as permitted by Rule 14-6(e)(2)) |X| Definitive Proxy Statement
| |  Definitive Additional Materials
| |  Soliciting Material Pursuant to  240.14a-11(c) or 240.14a-12

                                  PANACO, INC.
-------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

-------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|  No fee required.
| |  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
         1) Title of each class of securities to which transaction applies: _____________________________________________________________
         2) Aggregate number of securities to which transaction applies:______________________________________________________________
         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):__________________________________________________________
         4) Proposed maximum aggregate value of transaction: __________________
         5) Total fee paid:____________________________________________________

| | Fee paid previously with preliminary materials.
| | Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11 (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
         1) Amount Previously Paid: ___________________________________________
         2) Form, Schedule or Registration Statement No.: _____________________
         3) Filing Party: _____________________________________________________
         4) Dated Filed: ______________________________________________________

                                  PANACO, INC.

                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002

                         Annual Meeting - June 12, 2001

                                                                 May 8, 2001
Dear Fellow Stockholder:

     You are cordially invited to attend the 2001 Annual Meeting of Stockholders of PANACO, Inc. to be held at 9:00 a.m., Tuesday, June 12, 2001, in the lobby meeting room of the Company's headquarters, 1100 Louisiana, Houston, Texas 77002. A complimentary breakfast will be available to all Stockholders beginning at 8:30 a.m. CST. Your Board of Directors and management look forward to greeting personally those stockholders able to attend.

     At this Annual Meeting, as more fully set forth in the accompanying Notice of Annual Meeting and Proxy Statement, stockholders are being asked to elect three Directors to serve for three-year terms.

     Please take a few minutes today to review this proxy statement and record your vote. To make voting easier, you may vote by telephone or on the Internet by following the instructions that appear on the enclosed proxy insert or you may sign and return the enclosed proxy card.

     On behalf of your Board of Directors.

                                          Sincerely,



                                          /s/ Robert G. Wonish
                                          -------------------------------------
                                          Robert G. Wonish
                                          Chief Operating Officer and President





===============================================================================

                       PLEASE SIGN, DATE AND MAIL PROMPTLY
                          THE ENCLOSED WHITE PROXY CARD

===============================================================================

                                  PANACO, INC.

                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002


                  NOTICE OF 2001 ANNUAL MEETING OF STOCKHOLDERS


To the Stockholders:

     The 2001 Annual Meeting of Stockholders (the "Annual Meeting") of PANACO, Inc. (the "Company") will be held in the lobby meeting room of the Company's headquarters, 1100 Louisiana, Houston, Texas 77002, on Tuesday, June 12, 2001, at 9:00 a.m. for the following purposes:

     1. To elect three Class III Directors for three-year terms ending at the annual meeting of stockholders in the year 2004;

     2. To act upon such other matters as may properly come before the Annual Meeting.

     Only stockholders of record at the close of business on May 1, 2001 will be entitled to notice of and to vote at the Annual Meeting and any adjournment thereof. Please note that attendance at the Annual Meeting will be limited to stockholders (or their authorized representatives) as of May 1, 2001, the record date, and to guests of the Company.

                             YOUR VOTE IS IMPORTANT

     The vote of each stockholder is important, regardless of the number of shares held. Whether or not you plan to attend the Annual Meeting, please sign, date and mail the accompanying proxy card promptly in the enclosed postage-paid envelope. You can also vote by telephone or on the Internet by following the instructions on the enclosed proxy card. You may also attend the annual meeting and cast your vote there.

     Thank you for your cooperation and support.


                                            /s/ Todd R. Bart
                                            -----------------------------------
                                            Todd R. Bart
                                            Secretary

                                  PANACO, INC.

                                 1100 Louisiana
                                   Suite 5100
                              Houston, Texas 77002

                                 PROXY STATEMENT

     This Proxy Statement and the accompanying form of proxy are being mailed to stockholders on or about May 8, 2001 in connection with the solicitation of proxies by the Board of Directors of PANACO, Inc. (the "Company") for use at the 2001 Annual Meeting of the Stockholders to be held at 9:00 a.m. on Tuesday, June 12, 2001, and at any postponement or adjournment thereof (the "Annual Meeting").

     At the Annual Meeting, stockholders will be asked to:

     1. To elect three Class III Directors for three-year terms ending at the annual meeting of stockholders in the year 2004;

     2. To act upon such other matters as may properly come before the Annual Meeting.

     On the record date, May 1, 2001, the outstanding voting securities of the Company consisted of 24,359,695 shares of the Company's Common Stock, par value $.01 per share ("Common Stock"), all of one class. Each share of Common Stock has one vote on each matter presented for action at the Annual Meeting.

     The cost of soliciting proxies will be borne by the Company. Copies of solicitation material may be furnished to brokers, custodians, nominees and other fiduciaries for forwarding to beneficial owners of shares of the Company's Common Stock, and normal handling charges may be paid for such forwarding service. Solicitation of proxies may be made by mail, personal interview, telephone and facsimile by Officers and other management employees of the Company, who will receive no additional compensation for their services.

Voting

     Shares of Common Stock can be voted at the Annual Meeting only if the stockholder is represented by proxy or is present in person. A stockholder giving a proxy in the accompanying form retains the power to revoke it by a later dated appointment or by giving notice of revocation to the Company in writing or by voting in open meeting. Any such notices should be directed to Todd R. Bart, Secretary of the Company, at the address set forth above. Shares of Common Stock for which proxies are properly executed and returned prior to the Annual Meeting will be voted in accordance with the instructions contained therein or, in the absence of contrary instructions, such shares will be voted:
(1) to elect three Class III Directors for three-year terms ending at the annual meeting of stockholders in the year 2004, and (2) to act in the proxies' discretion upon such other matters as may properly come before the Annual Meeting.

     Abstentions and broker non-votes are each included in the determination of the number of shares present and voting for the purposes of determining the presence of a quorum. A proxy submitted by a stockholder may indicate that all or a portion of the shares represented by such proxy have not been voted by such stockholder with respect to a particular matter. This may occur, for example, when a broker is not permitted to vote stock held in street name on certain matters in the absence of instruction from the beneficial owner of the stock. The shares subject to any such proxy which have not been voted with respect to a particular matter (the "Non-Voted Shares") will be treated as shares not present and entitled to vote on such matter, although such shares may be considered present and entitled to vote for other purposes and will count for purposes of determining the presence of a quorum. Shares voted to abstain as to a particular matter will not be considered Non-Voting Shares.

     The election of Directors requires a plurality of the votes. Thus, abstentions and Non-Voted Shares will not affect the outcome of the election of Directors.

     YOUR VOTE IS IMPORTANT. Please sign, date and promptly mail your proxy card so that a quorum may be represented at the Annual Meeting or vote by telephone or Internet by following the instructions on the enclosed proxy insert.

                               BOARD OF DIRECTORS

General Information

     The Board of Directors has the responsibility for establishing broad corporate policies and for the overall performance and governance of the Company, although it is not involved in day-to-day operating details. Directors are kept informed of the Company's business by various reports and documents, as well as by operating and financial reports presented at Board and committee meetings by the Company's Executive Officers.

     Meetings of the Board of Directors are regularly held each quarter. Additional meetings of the Board, including meetings by telephone conference call, may be called whenever needed. The Board of Directors of the Company held six (6) meetings in 2000, two (2) of which were by telephone conference call. During that period, each incumbent director attended at least 75% of the total number of meetings of the Board of Directors that were held after his election to the Board.

                              ELECTION OF DIRECTORS
                             (Item 1 on Proxy Card)

     The Board of Directors of the Company presently consists of seven members, six of whom are independent non-employees of the Company. The Company's Certificate of Incorporation requires that the Directors be divided into three classes, with an equal number of Directors in each class when possible. At each annual meeting of stockholders, Directors constituting a class are elected to hold office until the third annual meeting of stockholders following their election. The term of the present Class III Directors expires in 2001. The Board of Directors has nominated Messrs. Kreamer, Wonish and Hebard, III for election as Directors in Class III. The two Directors in Class I continue to serve until the 2002 annual meeting of stockholders and the two Directors in Class II continue to serve until the 2003 annual meeting of stockholders, and until their respective successors are elected and qualified.

     It is intended that shares of Common Stock represented by the accompanying form of proxy will be voted for the election of the nominees, unless contrary instructions are indicated as provided on the proxy card. If you do not wish your shares to be voted for a particular nominee, you may so indicate on the proxy card. The shares of Common Stock vote as a single class for the election of Directors. If one or more of the nominees should at the time of the meeting, be unavailable or unable to serve as a candidate, the shares represented by the proxies will be voted to elect the remaining nominees and any substitute nominee or nominees designated by the Board of Directors. The Board of Directors knows of no reason why any of the nominees will be unavailable or unable to serve.

     For each Director of the Company, including those nominated for election, following is a brief description of each nominee or Director's principal occupation and business experience during the last five years, directorships of publicly held companies presently held by any nominee or Director, age and certain other information. When indicating the tenure with the Company of each

Director, the "Company" means the present corporation (post-August 1992) and Pan Petroleum MLP ("PAN") (pre- September 1992).

                        Class III Directors and Nominees

     James B. Kreamer, age 62. Mr. Kreamer, a Director of the Company since 1993, received his B.S. Degree in Business from the University of Kansas in 1963 and has been active in investment banking since that time. Since 1982 he has managed his personal investments. He serves on the Compensation Committee.

     Robert G. Wonish, age 47. Mr. Wonish began his affiliation with the Company in January 1992 as a consulting engineer. During his tenure with the Company his duties have expanded and developed, culminating with his current position of President and Chief Operating Officer. Mr. Wonish began his career with Amoco in 1975, after receiving his B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla. He left Amoco and went to work for Texas International Petroleum in Oklahoma City as a Field Project Manager. In 1984, Mr. Wonish went to work for Ladd Petroleum where he assumed numerous operational duties leading to the position of District Superintendent for the Gulf Coast Region. After the sale of Ladd Petroleum in December, 1990, Mr. Wonish then provided consulting services for drilling, completion and production operations to various oil and gas exploration and production companies.

     George W. Hebard, III, age 28. The Board appointed Mr. Hebard as a Director in August 2000. Since August 1998, Mr. Hebard has been an Associate at Icahn Associates Corp., a diversified investment firm. From 1995 to June 1998, Mr. Hebard was an analyst at J.P. Morgan & Co., Inc., a global financial services firm. From April 1999 to September 1999, Mr. Hebard served as a Director of Delicious Brands, Inc. Mr. Hebard holds a B.A. in economics from Princeton University.

Class I Directors

     A. Theodore Stautberg, Jr., age 54. Mr. Stautberg, a Director of the Company since 1993 has since 1981 been the President and a director of Triumph Resources Corporation and its parent company, Triumph Oil and Gas Corporation of New York. Triumph engages in the oil and natural gas business, assists others in financing energy and other transactions, and serves as general partner of Triumph Production L.P. Mr. Stautberg is also the Chairman and a Director of Triumph Securities Corporation and President of BT Energy Corporation. Prior to forming Triumph in 1981, Mr. Stautberg was a Vice President of Butcher & Singer, Inc., an investment-banking firm, from 1977 to 1981. From 1972 to 1977, Mr. Stautberg was an attorney with the Securities and Exchange Commission. Mr. Stautberg is a graduate of the University of Texas and the University of Texas School of Law. He serves on the Audit and Executive Committees.

     Felix Pardo, age 63. Mr. Pardo, a Director of the Company since 1999, received an MBA degree from the Wharton Business School of the University of Pennsylvania in 1963 and a B. A. in economics from Brown University in 1960. Mr. Pardo serves as a member of the Board of Directors of Dyckerhoff, Inc, a cement production and distribution company, Newalta Corp., an oil field waste company, and Philip Services Corp., a metals recycling and industrial services company. From July 1998 to the present, he has been Chairman and Chief Executive Officer of Dyckerhoff, Inc. He is also Chairman and a Director of Lonestar Industries, Inc. and Glens Falls Lehigh Cement, both of which are subsidiaries of Dyckerhoff, Inc. He was President of Philip Services Corp. from March 1998 through November 1998. From May 1992 through March 1998, he served as President of Ruhr American Coal Corporation and Chairman of Newalta Corp. Mr. Pardo was elected to fill a vacancy on the Board of Directors pursuant to an agreement between High River Limited Partnership and the Company in connection with the purchase of Common Stock by High River Limited Partnership from Leonard Tallerine, formerly a member of the Board of Directors. He serves on the Audit Committee.

Class II Directors

     Stanley N. Nortman, age 61. The Board appointed Mr. Nortman as a Director in September 1999. Mr. Nortman has been the President of Nortman Associates, a marketing and consulting company from 1988 to the present. From 1988 to 1992 Mr. Nortman was the Chairman of the Galaxy Group, a completion and bonding company. Mr. Nortman was also the President of the Travel Channel from 1991 until its sale in 1992. In 1968 Mr. Nortman founded Nortman Metals, a metal fabrication company, for which he served as its President and CEO until 1983. Mr. Nortman received a BBA degree from Hofstra University in 1963. He serves on the Compensation Committee.

     Harold First, age 64. Mr. First has been a Director of the Company since September 1997. Since January 1993 he has been an independent financial consultant. From December 1990 through January 1993, Mr. First served as Chief Financial Officer of Icahn Holding Corp., a privately held holding company, and related entities. He has been a Director of Taj Mahal Holding Corporation, a public casino and gaming corporation, and a Director of Trump Taj Mahal Realty Corporation, a privately held real estate company, from October 1991 until September 1996. Mr. First was a member of the Supervisory Board of Directors of Memorex Telex N.V., a public technology company, from February 1992 until February 1997. He served as a Director of TALK.com, a public long distance telephone service company, from September 1995 to November 1999. From April 1995 to November 1999 Mr. First served as a Director of Cadus Pharmaceutical
Corporation, a biotech research company. He was a director of Trans World Airlines, Inc., a public airline company from December 1990 through January 1993; a Director of ACF Industries, Inc., a privately held railcar leasing and manufacturing company, from February 1991 through December 1992; Vice Chairman of the Board of Directors of American Property Investors, Inc.; the general partner of American Real Estate Partners, L.P., a public limited partnership that invests in real estate, from March 1991 through December 1992; and a Director of both Marvel Entertainment Group, Inc., a public company that publishes comic books and develops, sells and licenses comic books and comic book characters, and Toy Biz, Inc., a public company that markets and sells toys, from June 1997 through April 1998. Mr. First has been a Director of Philip Services Corporation, a leading integrated provider of industrial and metals service, since November 1998. Mr. First is a Certified Public Accountant and holds a B.S. from Brooklyn College.

Committees of the Board

     The committees established by the Board of Directors to assist it, in the discharge of its responsibilities are described below.

     Audit Committee. The Audit Committee meets with management to consider the adequacy the internal controls of the Company and the objectivity of its financial reporting. The Audit Committee recommends to the Board the appointment of the independent accountants. The independent accountants periodically meet alone with the Committee and have unrestricted access to the Committee. Members of the Audit Committee are A. Theodore Stautberg, Jr., Felix Pardo and Harold First. The Audit Committee met five (5) times in 2000.

     Compensation Committee. The Compensation Committee makes recommendations to the Board with respect to the compensation of senior management of the Company and the PANACO, Inc. Long Term Incentive Plan (the "Long Term Incentive Plan"). Members of the Compensation Committee are James B. Kreamer and Stanley N. Nortman. The Compensation Committee met one (1) time in 2000.

     Executive Committee. The Board established an Executive Committee in August 1998 and restated its Charter in February 1999. The Executive Committee consists of two members. Members of the Executive Committee are A. Theodore Stautberg, Jr. and Harold First. The Executive Committee has the authority to approve all checks in excess of $10,000, expense reports of the Executive Officers of the

Company, and review all acquisitions or draws on the Company's line of credit and all press releases. In addition, the Committee reviews all financial statements, budgets, and other financial matters including hedging, drilling and exploration costs and preparation of reserve reports. The Executive Committee met twenty-three (23) times in 2000.

     The Company does not have a standing nominating committee.

Compensation of Directors

     Non-employee Directors are compensated for their services by receiving $2,000 for attending Board of Directors meetings, $500 for attending committee meetings (not including Executive Committee meetings) and $500 for participating in telephone meetings. Officers of the Company who serve as Directors do not receive additional compensation for serving on the Board of Directors or a committee thereof. Directors are reimbursed for travel expenses incurred in attending Board of Directors or committee meetings.

     Each Director also receives $500 per month for reimbursement of expenses. Non-employee members of the Executive Committee are paid $3,750 per month plus reimbursement of reasonable out-of-pocket expenses for their services on such committee.

                               EXECUTIVE OFFICERS

     The following table provides information regarding the Executive Officers of the Company. The Officers of the Company serve at the discretion of the Board of Directors of the Company.

   Name                 Age     Since      Position
   ----                 ---     -----      --------

   Robert G. Wonish     47      1994       President and Chief Operating Officer
   Todd R. Bart         36      1995       Chief Financial Officer, Secretary
                                           and Treasurer

     Mr. Wonish began his affiliation with the Company in January 1992 as a consulting engineer. During his tenure with the Company his duties have expanded and developed, culminating with his current position of President and Chief Operating Officer. Mr. Wonish began his career with Amoco in 1975, after receiving his B.S. Degree in Mechanical Engineering from the University of Missouri-Rolla. He left Amoco and went to work for Texas International Petroleum in Oklahoma City as a Field Project Manager. In 1984, Mr. Wonish went to work for Ladd Petroleum where he assumed numerous operational duties leading to the position of District Superintendent for the Gulf Coast Region. After the sale of Ladd Petroleum in December, 1990, Mr. Wonish then provided consulting services for drilling, completion and production operations to various oil and gas exploration and production companies.

     Mr. Bart joined the Company as Controller in 1995 and was elected Chief Financial Officer, Treasurer and Secretary in 1996. From 1992 until 1995 he worked for Yellow Freight System, Inc., a trucking company, in financial accounting and reporting. Mr. Bart is a Certified Public Accountant.

     None of the companies mentioned in the descriptions of the business backgrounds above is a parent, subsidiary, or other affiliate of the Company.

           STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following tables set forth information with respect to beneficial ownership of the Company's Common Stock by (a) each Executive officer of the Company listed in the Summary Compensation Table and each Director of the Company, (b) all Executive Officers and Directors of the Company as a group, and
(c) each person who  beneficially  owns 5% or more of the Common Stock as of the

Record Date. Except as set forth below, each stockholder has sole voting and sole investment power over all shares.



                                                                         Shares Owned Beneficially
Directors and Executive Officers                                         Number            Percent
--------------------------------                                         ------            -------
Robert G. Wonish; President, Chief Operating Officer (a)                103,929               *
Todd R. Bart; Chief Financial Officer, Treasurer and Secretary (b)       42,765               *
Harold First; Director                                                   12,290               *
George W. Hebard, III; Director                                               0               *
James B. Kreamer; Director (c)                                          410,102            1.69%
Stanley N. Nortman; Director                                                  0               *
Felix Pardo; Director                                                         0               *
A. Theodore Stautberg, Jr.; Director                                     13,298               *
All Directors and Executive Officers as a group (8 persons)             582,384            2.39%

                                                                         Shares Owned Beneficially
Beneficial Owners of 5% or more (excluding persons named above)          Number            Percent
---------------------------------------------------------------          ------            -------

Carl C. Icahn (d)                                                     6,545,400           26.91%
c/o Icahn Associates Corp.
767 Fifth Avenue, 47th Floor
New York, NY 10153

Dolphin Offshore Partners (e)                                         1,590,800            6.54%
c/o Dolphin Management
129 East l7th Street
New York, NY 10003

----------------
*    Less than 1%

(a) Does not include 200,000 unexercisable options granted to Mr. Wonish on August 16, 2000 to purchase shares at $1.92 per share, of which 20% become exercisable on August 16, 2001. Also Includes 68,454 shares allocated to Mr. Wonish's account under the PANACO, Inc. Employee Stock Ownership Plan ("ESOP"). UMB Bank is the sole trustee of the ESOP and as such has sole voting and investment power with respect to such shares. Also includes 34,300 shares held by Mr. Wonish directly, as to which Mr. Wonish has sole voting and investment power. Also includes 1,175 shares held in the individual retirement account of Mr. Wonish's spouse.

(b) Does not include 100,000 unexercisable options granted to Mr. Bart to purchase shares at $1.92 per share, of which 20% become exercisable on August 16, 2001. Also includes 40,265 shares allocated to Mr. Bart's account in the ESOP. See footnote (a) above. Mr. Bart owns directly and has sole voting and investment power over the remaining 2,500 shares.

(c) Includes 152,000 shares held by Mr. Kreamer's children and sister. Mr. Kreamer disclaims beneficial ownership of these shares.

(d) Mr. Icahn is the sole stockholder of Riverdale Investors Corp. Inc., the general partner of High River Limited Partnership, the record holder of these shares. Based on information filed with the Securities and Exchange Commission on August 21, 2000.

(e) Based on information filed with the Securities and Exchange Commission on March 22, 1999.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's Officers and Directors and persons who own more than ten percent of a registered class of the Company's equity securities to file initial statements of beneficial ownership (Form 3) and statements of changes in beneficial ownership (Forms 4 or 5) of Common Stock with the Securities and Exchange Commission ("SEC"). Officers, Directors and greater than ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all such forms they file.

     Based solely on a review of the copies of the forms that it received, and on written representations from certain reporting persons that no additional forms were required, the Company believes that its Officers, Directors and greater than ten-percent beneficial owners complied with all of these filing requirements in 2000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

     The following table sets forth certain information concerning the annual compensation paid to each person who served as an Executive Officer of the Company during 2000 and each other Executive Officer serving at the end of 2000 whose compensation exceeded $100,000 during 2000.



                                                                                        Long-Term
                                             Annual Compensation                    Compensation Awards
                                    -------------------------------------   --------------------------------
                                                            Other
                                                            Annual    Restricted     Securities     All Other
  Name and Principal                                        Compensa-  Stock        Underlying     Compensa-
      Position            Year    Salary($)    Bonus($)      tion($)   Awards($)     Options(#)     tion($)
-----------------------------------------------------------------------------------------------------------------

Robert G. Wonish,         2000     228,500      80,000      28,000(1)         0       200,000            0
President and             1999     193,700           0      24,000            0             0            0
Chief Operating           1998     164,800      21,400      19,500            0             0            0
Officer
Todd R. Bart,             2000     120,600      42,500      15,800(1)         0       100,000            0
Chief Financial           1999     110,100           0      15,600            0             0            0
Officer, Treasurer        1998      90,600      13,200      10,100            0             0       20,000(2)
and Secretary
Larry M. Wright,          2000     270,300           0      37,800(1)         0             0      729,900(3)
Former Chief              1999     318,900           0      24,000            0             0            0
Executive Officer         1998     271,200      35,600      24,000            0             0            0
and President

--------------------
(1)  Includes contribution to the accounts of the employees under the ESOP.

(2) Moving expense allowance paid to Mr. Bart for his move from Kansas City to Houston in connection with the relocation of the Company's principal office.

(3) Effective September 30, 2000, Larry M. Wright resigned as President and Chief Executive Officer of the Company. This represents amounts due to him under a Separation Agreement.

Option Grants in Fiscal 2000

     The following table provides information relating to options granted to the persons listed in the Summary Compensation table in Fiscal 2000.


                                                                                          Potential Realizable
                                        Individual Grants                                  Value at Assumed
                -------------------------------------------------------------------        Annual Rates of
                      Number                                                                 Stock Price
                    of Shares      Percent of Total                                        Appreciation for
                    Underlying     Options Granted                                         Option Term (a)
                     Options       to Employees in     Exercise     Expiration       -------------------------
    Name             Granted         Fiscal Year         Price        Date             5%             10%
------------        ----------     ---------------     --------     ----------       ------         ------


Robert G. Wonish      200,000            40%            $ 1.92       08/16/06       $106,000       $234,435

Todd R. Bart          100,000            20%            $ 1.92       08/16/06       $ 53,046       $117,218

----------------
(a) The amounts in these columns are required to be disclosed by the SEC at rates set by regulation and are not intended to forecast possible future appreciation of our stock or amounts that may ultimately be realized upon exercise.

Aggregated  Option  Exercises  in Last  Fiscal  Year and Fiscal  Year End Option
Values

     The following table provides information relating to the number and value of Common Stock subject to options exercised during 2000 or held by the named Executive Officers as of December 31, 2000.


                                                                                     Number of Securities
                                                                                    Underlying Unexercised
                               Shares Acquired              Value             Options At Fiscal Year End (#)
Name                          Upon Exercise (#)         Realized ($)             Exercisable/Unexercisable
-----------------------   ------------------------   -----------------     -----------------------------------
Robert G. Wonish                     -                       -                         - /200,000

Todd R. Bart                         -                       -                         - /100,000

Employment Agreements and Change-in-Control Arrangements

     Effective September 15, 2000, the Company entered into an Employment Agreement with Robert G. Wonish pursuant to which Mr. Wonish serves as President and Chief Operating Officer of the Company. The Agreement is for a term of one year and automatically renews for a consecutive term of one year unless terminated by either party. The Employment Agreement provides that Mr. Wonish will receive a base salary of $250,000, and a year-end bonus subject to the discretion of the Board of Directors. Mr. Wonish is also entitled to participate in the Company's employee benefit plans, to receive life and disability insurance coverage, and to reimbursement of reasonable expenses in connection with his duties. As partial consideration for the Agreement, Mr. Wonish has agreed to keep confidential all information he receives in connection with his duties and has further agreed not to solicit any employees of the Company for a period of two years following such employment. Pursuant to the Agreement, Mr. Wonish may be terminated for Cause, as defined in the Agreement, in which case he would not be entitled to any further payments. He may also be terminated other than for Cause or upon his death or disability. Mr. Wonish is required to give 90 days prior written notice of any voluntary termination. Upon termination by the Company other than for Cause or upon death or disability, he is entitled to receive his base salary for a period of 12 months and all options held by Mr. Wonish become immediately vested.

     The Company has entered into an agreement with Todd R. Bart, providing that Mr. Bart will be entitled to receive severance payments equal to his base salary and insurance coverage for a period of one year upon his termination other than for cause or upon a change in control of the Company.

Compensation Committee Interlocks and Insider Participation

     During the last fiscal year, James B. Kreamer and Stanley N. Nortman served on the Compensation Committee of the Board of Directors of the Company. Neither of them has ever served as an Officer of the Company.

Compensation Committee Report on Executive Compensation

Objectives and Approach
-----------------------

     The overall goals of the Company's executive compensation program are: (i) to encourage and provide an incentive to its Executive Officers to achieve the Company's strategic business and financial goals, both short-term and long-term, and thereby enhance stockholder value, (ii) to attract and retain well-qualified Executive Officers, and (iii) to reward individuals for outstanding job performance in a fair and equitable manner when measured not only with respect to the Company's internal performance goals but also the Company's performance in comparison to its peers. The components of the Company's executive compensation are salary, incentive bonuses and awards under its Long-Term Incentive Plan and Employee Stock Ownership Plan, each of which assists in achieving the program's goals.

Long-Term Incentive Plan
------------------------

     The Company's Long-Term Incentive Plan provides for the granting, to certain Officers and key employees of the Company and its participating subsidiaries, of incentive awards in the form of stock options, stock appreciation rights ("SARS"), stock, and cash awards. The Long-Term Incentive Plan is administered by a committee of independent members of the Board of Directors (the "Plan Committee") with respect to awards to certain Executive Officers of the Company but may be administered by the Board of Directors with respect to any other awards. Except for certain automatic awards, the Plan Committee has discretion to select the employees to be granted awards, to determine the type, size, and terms of the awards, to determine when awards will be granted, and to prescribe the form of the instruments evidencing awards.

     Options, which include nonqualified stock options and incentive stock options, are rights to purchase a specified number of shares of Common Stock at a price fixed at the time the option is granted. Payment of the option price may be made with (i) cash, (ii) other Common Stock presently owned by the optionee valued at the then current market price, or (iii) a combination of both. Options are exercisable at the time and on the term that the Plan Committee determines. SARS are rights to receive a payment, in cash or Common Stock or both, based on the value of the Common Stock. A stock award is an award of Common Stock or denominated in Common Stock. Cash awards are generally based on the extent to which pre-established performance goals are achieved over a pre-established period but may also include individual bonuses paid for previous, exemplary performance. The Plan Committee determines performance objectives and award levels before the beginning of each plan year.

     The Long-Term Incentive Plan allows for the satisfaction of a participant's tax withholding with respect to an award by the withholding of Common Stock issuable pursuant to the award or the delivery by the participant of previously owned Common Stock, in either case valued at the fair market value, subject to limitations the Plan Committee may adopt.

     Awards granted pursuant to the Long-Term Incentive Plan may provide that, upon a change of control of the Company, (a) each holder of an option will be granted a corresponding SAR, (b) all outstanding SARS and stock options become immediately and fully vested and exercisable in full, and (c) the restriction period on any restricted stock award shall be accelerated and the restriction shall expire.

     The Long-Term Incentive Plan provides for the issuance of a maximum number of shares of Common Stock equal to 20% of the total number of shares of Common Stock outstanding from time to time. Unexercised SARS, unexercised Options, Restricted Stock, and Performance Units under the Long-Term Incentive Plan are subject to adjustment in the event of a stock dividend, stock split, recapitalization or combination of the Company, merger or similar transaction and are not transferable except by will and by the laws of descent and distribution. Except when a participant's employment terminates as a result of death, disability, or retirement under an approved retirement plan or following a change in control in certain circumstances, an award generally may be exercised (or the restriction thereon may lapse) only if the participant is an Officer, Employee, or Director of the Company, or subsidiary at the time of exercise or lapse or, in certain circumstance, if the exercise or lapse occurs within 180 days after employment is terminated.

     The Long-Term Incentive Plan may be amended by the Board of Directors. No grants or awards may be made under the Long-Term Incentive Plan after the tenth anniversary of the Plan. No stockholder approval will be sought for amendments to the Long-Term Incentive Plan except as required by law (including Rule l6b-3 under the Exchange Act) or the rules of any national securities exchange on which the Common Stock is then listed.

Employee Stock Ownership Plan
-----------------------------

     In 1994, the Company adopted the PANACO, Inc. Employee Stock Ownership Plan ("ESOP"). Pursuant to the terms of the ESOP, the Company may contribute up to 15% of the participant's annual compensation to the ESOP. ESOP assets are allocated in accordance with a formula based on participant compensation. In order to participate in the ESOP, a participant must complete at least 1,000 hours of service to the Company within twelve consecutive months. A participant's interest in the ESOP becomes 100% vested after three years of service to the Company. The ESOP allows employees who are over 60 years old and fully vested to withdraw 50% of their investment and still be considered an "employee" for purposes of the ESOP. Benefits are distributed from the ESOP at such time as a participant retires, dies or terminates service with the Company in accordance with the terms and conditions of the ESOP. Benefits may be distributed in cash or in shares of Common Stock. No participant contributions are allowed to be made to the ESOP.

     Company contributions to the ESOP may be in the form of Common Stock or cash. Cash contributions may be used, at the discretion of the Board of Directors, to purchase Common Stock in the open market or from the Company at prevailing prices. The ESOP is intended to satisfy any applicable requirements of the Internal Revenue Code of 1986 and the Employee Retirement and Income Security Act of 1974. The Company has been advised that its contributions to the ESOP will be deductible for Federal Income Tax purposes, and the participants will not recognize income on their allocated share of ESOP assets until such assets are distributed. As of December 31, 2000, the ESOP owned of record 700,000 shares of Common Stock. Such Common Stock is owned beneficially by the employees of the Company.

President and COO Compensation
------------------------------

     In establishing the annual compensation of the President and Chief Operating Officer, the Compensation Committee considers the performance of the Company and the Chief Operating Officer, including his leadership and effectiveness in identifying opportunities for growth and increased profitability and implementing the Company's strategic plan. While overall corporate performance is considered, the President and COO's compensation is determined by a subjective evaluation of his individual performance.

     In establishing the annual compensation of the current President and COO, Robert G. Wonish, in 2000, the Compensation Committee took into account Mr. Wonish's contribution to the growth of the Company, and the Company's current financial position and situation.

                             COMPENSATION COMMITTEE
                             James B. Kreamer
                             Stanley N. Nortman

Performance Graphs

     The following performance graph compares the annual change of the cumulative total stockholder return, assuming reinvestment of dividends, of an assumed $100 investment on January 1, 1995 in (1) Common Stock, (2) the NASDAQ Market Index, and (3) a peer group of all crude petroleum and natural gas exploration and production companies (SIC Code 1311) listed on NASDAQ.


                                                                 Fiscal Year Ending
                              --------------------------------------------------------------------------------------------
Company/Index/Market          12/29/1995       12/31/1996       12/31/1997       12/31/1998      12/31/999      12/29/2000
--------------------          ----------       ----------       ----------       ----------      ---------      ----------

PANACO, Inc.                    100.00           109.86            90.14            20.42            7.75           70.42
Peer Group Index                100.00           132.97           134.78           107.96          131.87          167.53
NASDAQ Market Index             100.00           124.27           152.00           214.39          378.12          237.66

Audit Committee Report

     The Audit Committee of the Board of Directors (the "Audit Committee") is composed of Harold First, A. Theodore Stautberg, Jr. and Felix Pardo, each of whom is an independent non-employee director as defined in Section 121(A) of AMEX's listing standards. The Audit Committee operates under a written charter adopted by the Board of Directors in March, 2000 (a copy of which is attached to this Proxy Statement as Appendix A).

     Management is responsible for the Company's internal controls and the financial reporting process. The independent public accountants are responsible for performing an independent audit of the Company's consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report thereon. The role of the Audit Committee is to monitor and oversee these processes.

     The Audit Committee has reviewed and discussed the consolidated financial statements for the year ended December 31, 2000 with both management and the independent public accountants. The Audit Committee also discussed with the independent public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees) and other non-audit services provided by the independent public accountants. The Company's independent public accountants also provided to the Audit Committee the written disclosures required by Independent Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent public accountants their independence. The Audit Committee has considered whether the other non-audit services by the independent auditors to the Company are compatible with maintaining the auditor's independence.

     Based upon the reports and discussions described in this report and the Audit Committee's review of the representations of management and the independent public accountants, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000 to be filed with the Securities and Exchange Commission.

     This report is submitted by the following members of the Audit Committee of the Board of Directors:

                                 AUDIT COMMITTEE
                                 Harold First
                                 A. Theodore Stautberg, Jr.
                                 Felix Pardo

Audit Fees

     The aggregate fees billed by KPMG LLP for professional services rendered for the audit of the Company's financial statements for the year ended December 31, 2000 and the interim reviews of the financial statements included in the Company's Forms 10-K and 10-Q for its fiscal year 2000 were approximately $174,986.

All Other Fees

     The aggregate fees billed by KPMG for non-audit services totaled $39,020. These fees were for tax compliance and consulting services.

     The Audit Committee has advised the Company that it has determined that the non-audit services rendered by the Company's independent auditors during the Company's most recent fiscal year are compatible with maintaining the independence of such auditors.

Certain Relationships and Related Transactions

     On August 21, 2000, the Company was informed that High River Limited Partnership, a Delaware limited partnership ("High River") and affiliate of Carl
C. Icahn,  had purchased  additional  shares of the Company's common stock. In a
Schedule 13D filed on such date, Mr. Icahn and his affiliates reported that this purchase, when combined with shares already owned, increased their aggregate ownership to 6,545,400 shares or 26.9% of the Company's outstanding common stock.

     This purchase constituted a "Change of Control," as defined in the Indenture governing the PANACO 10 5/8% Senior Notes due 2004 (the "Notes"). The purchase by High River required the Company to make a "Change of Control Offer" to purchase all outstanding Notes at 101% of the principal amount thereof plus accrued interest. On August 21, 2000, the Company reached an agreement with High River that High River would purchase all Notes tendered pursuant to the Change of Control Offer. The Change of Control Notice and Offer required by the terms of the Indenture was sent to all holders of Notes on September 18, 2000.

     On October 20, 2000, High River purchased all the Notes tendered pursuant to the Change of Control Offer. This purchase increased High River's ownership in the Notes to approximately 99% of the $100 million principal amount of Notes outstanding.

                                  OTHER MATTERS

Accountants

     One or more members of the firm KPMG LLP, the Company's independent accountants, will attend the Annual Meeting. They will have an opportunity to make a statement and will be available to answer questions as appropriate.

Other

     As of the date of this Proxy Statement, the Company knew of no other matters which might be presented for action at the meeting. If any other matters properly come before the meeting, it is intended that the Common Stock represented by proxies solicited hereby will be voted with respect thereto in accordance with the judgment of the persons voting them.

                STOCKHOLDER PROPOSALS FOR THE 2002 ANNUAL MEETING

     The Board of Directors has set the date for the Company's 2002 Annual Meeting of Stockholders for June 14, 2002. Stockholder proposals intended to be considered for inclusion in next year's proxy statement should be sent to Investor Relations, PANACO, Inc., 1100 Louisiana, Suite 5100, Houston, Texas 77002, and must be received by December 31, 2001. Any such proposal, must comply with Rule l4a-8 promulgated by the SEC pursuant to the Exchange Act.

                         FINANCIAL STATEMENTS AVAILABLE

     Financial statements for the Company were included in the Company's Annual Report or Form 10-K ("Form 10-K") as filed with the SEC for the year 2000. A copy of the Form 10-K is being provided to all stockholders as of the record date together with the Company's proxy materials. Additional copies of the Form 10-K will be furnished without charge and without exhibits, on request directed to Investor Relations, PANACO, Inc., 1100 Louisiana, Suite 5100, Houston, Texas 77002. The Form 10-K does not form any part of the material for solicitation of proxies.

                                   By order of the Board of Directors




                                   /s/ Todd R. Bart
                                   ----------------------------------
                                   Todd R. Bart
                                   Secretary

May 8, 2001

                                   APPENDIX A

                                  PANACO, INC.
                             Audit Committee Charter

Organization

     There shall be a committee of the Board of Directors to be known as the Audit Committee (the "Committee"). The Committee shall be composed of three Directors who are independent of the management of the Company and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment as Committee members.

     All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     Unless a chairman of the Committee is elected by the Board of Directors, a majority of the members of the Committee may designate a chairman.

Statement of Policy

     The Committee shall provide assistance to the Board of Directors in fulfilling its responsibility to the stockholders, potential stockholders and the investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of the financial reports of the Company. In so doing, the Committee should maintain free and open means of communication between the Directors, the independent accountants and the financial management of the Company.

     The independent accountants are accountable to the Board of Directors and the Committee who have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the independent accountants.

Meetings

     The Committee shall meet in person or telephonically with management at least four times annually as described below, or more frequently as circumstances dictate. As part of its objective to foster open communication, the entire Committee should meet at least annually with management and the independent accountants at the conclusion of the final audit.

     The Committee should meet with the independent accountants and management quarterly, prior to the release of earnings and the filing of the Forms 10-Q and 10-K. The chairman may represent the entire Committee for this purpose.

Responsibilities

     In carrying out its responsibilities, the Committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to help ensure to the Directors and stockholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of high quality.

     In carrying out these responsibilities, the Committee will:

   o Review the financial statements contained in the annual report to stockholders with management and the independent accountants to determine that the independent accountants are satisfied with the disclosure and content of the financial statements to be presented to the stockholders. Any significant changes in accounting principles should be reviewed.

   o Consider the independent accountants' judgments about the quality and appropriateness of the company's accounting principles as applied in its financial reporting.

   o  Inquire  of  management   and  the   independent   accountants   about
      significant risks or exposures and consider the steps management has taken to minimize such risk to the Company.

   o Consider the independent accountants and financial accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal control procedures or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of such internal controls to expose any payments, transactions or procedures that are illegal or otherwise improper. The Committee should consider and review any related significant findings and recommendations of the independent accountants and management's responses thereto.

   o Provide sufficient opportunity for the independent accountants to meet with the members of the Committee without members of management present. Among the items to be discussed in these meetings are the independent accountants' evaluation of the Company's financial, accounting and auditing personnel and the cooperation that the independent accountants received during the course of the audit.

   o Recommend to the Board of Directors the selection of the independent accountants, considering independence and effectiveness, and approve the fees and other compensation to be paid to the independent accountants. The Committee shall obtain a formal written statement on a periodic basis from the independent accountants delineating all relationships the independent accountants have with the Company, consistent with Independence Board Standard 1. The Committee shall review and discuss with the independent accountants any disclosed relationships or services that may impact the objectivity and independence of the independent accountants and recommend that the Board of Directors take appropriate action to oversee the independence of the independent accountants.

   o Review, with the Company's counsel, any legal matter that could have a significant impact on the Company's financial statements.

   o  Review and reassess the adequacy of the Committee's charter annually.

   o Submit the minutes of all meetings of the Committee to, or discuss the matters discussed at each Committee meeting with, the Board of Directors.

   o Conduct or authorize investigations into any matters brought to its attention within the scope of its duties, with the power to retain outside counsel and other professionals for this purpose if, in its judgment, that is appropriate.

   o Prepare a report for inclusion in the annual Proxy Statement that describes the Committee's composition and responsibilities and how they were discharged.